EXHIBIT 21

State of Incorporation
Subsidiary Name	or Organization

Smith One, Inc.	Delaware
Smith Two, Inc.	Delaware
Smith Three, Inc.	Delaware
Smith Four, Inc.	Delaware
Smith Five, Inc.	Delaware
Smith Six, Inc.	Delaware
Smith Seven, Inc.	Delaware
Archstone-Smith Operating Trust	Maryland